As filed with the Securities and Exchange Commission on June 5, 2009

Registration No. 333-137498

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THOMAS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	72-0843540
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5221 North O’Connor Boulevard, Suite 500 Irving, Texas	75039-3714
(Address of Principal Executive Offices)	(Zip Code)

THOMAS GROUP, INC. 401(k) SAVINGS PLAN

(Full title of the plan)

Earle Steinberg

President and Chief Executive Officer

Thomas Group, Inc.

5221 North O’Connor Boulevard, Suite 500

Irving, Texas  75039-3714

(Name and address of agent for service)

(972) 869-3400

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐

Non-Accelerated Filer ☐	Smaller reporting company ☒

REMOVAL OF SECURITIES FROM REGISTRATION

This Post-Effective Amendment No. 1 to Form S-8 relates to the Registration Statement on Form S-8 (Registration No. 333-137498) of Thomas Group, Inc. (the “Company”).  The Registration Statement registered 1,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares”), which were to be offered and sold pursuant the Thomas Group, Inc. 401(k) Savings Plan, as amended and restated (the “Plan”), and an indeterminate amount of plan interests.  Effective January 31, 2009, participants in the Plan were no longer permitted to direct the investment of their Plan accounts into a stock fund comprised solely of shares of Company common stock and all shares of Company common stock previously held in such stock fund were subsequently liquidated.  In accordance with an undertaking made by the Company in the Registration Statement to remove by means of a post-effective amendment any securities that remain unsold at the termination of the offering, this Post-Effective Amendment is being filed to remove from registration the Shares and plan interests not heretofore sold pursuant to the Registration Statement.  The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Shares and plan interests.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on June 5, 2009.

THOMAS GROUP, INC.

By	/s/ Frank Tilley
Frank Tilley
Vice President and Interim Chief Executive Officer

SIGNATURE

Thomas Group, Inc. 401(k) Savings Plan.

Pursuant to the requirements of the Securities Act of 1933, as amended, the trustee (or other persons who administer the employee benefit plan) has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on June 5, 2009.

THOMAS GROUP, INC. 401(k) SAVINGS PLAN

By:	/s/ Frank Tilley
Frank Tilley
Member of the 401(k) Plan Administration Committee